CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CM Advisors Family of Funds and to the use of our report dated April 23, 2012 on the CM Advisors Fund’s, the CM Advisors Small Cap Value Fund’s, the CM Advisors Opportunity Fund’s, and the CM Advisors Fixed Income Fund’s (each a series of shares of CM Advisors Family of Funds) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 27, 2012